Exhibit 11.1

Nevada Geothermal Power Inc.	Board Policy Manual

Nevada Geothermal Power Inc.

(the "Company")

CODE OF BUSINESS CONDUCT AND ETHICS

GENERAL

This code of Business Conduct and Ethics (the “Code”) is integral to the way that the Company conducts its business.  The Code provides all employees with the same frame of reference for dealing with issues.  All directors, officers, employees and consultants (collectively, "Members") will comply with the Company's Code of Business Ethics and Conduct, which reaffirms the Company's high standards of conduct.

PRINCIPALS

a.

The Company is subject to provincial and federal laws, rules and regulations.  We have a duty to comply with these laws, rules and regulations.  In addition, the Company will respect and comply with the laws, rules and regulations in the countries in which we operate.  In interpreting the laws, rules and regulations, we strive to adopt a course of conduct that reinforces our reputation and integrity.

b.

We respect the confidentiality of information acquired in the course of our work, duties and responsibilities with the Company, except when authorized or otherwise legally obliged to disclose such information.

c.

We have an overriding commitment to the health and safety of our Members, and to being an environmentally responsible corporate citizen.

d.

We will act honestly and with integrity, and will handle ethically any actual or apparent conflicts of interest between personal and professional relationships.

e.

We will carry out our duties with due care, competence and diligence, and with a view to the best interests of the Company and of our stakeholders.

f.

We will, to the best of our abilities, protect the Company's assets and resources and help achieve the responsible use and control of all Company assets and resources employed or entrusted in relation to Member’s work, duties and responsibilities, and ensure that all Company assets and resources are used only for legitimate business purposes.

g.

We will, to the best of our abilities, ensure that our disclosure is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, government and regulatory agencies, self-regulatory bodies and stock exchanges and in all of the Company's other public communications.

h.

We will encourage and facilitate the internal reporting of any conduct that one believes to be a violation of this Code of Business Ethics and Conduct.  It is against the Company's policy to take any action against any employee for his or her reporting in good faith any violation of this Code of Business Conduct and Ethics or any of the Company's other guidelines, codes of Employee Conduct or policy statements.

i.

We are committed to providing a work environment that enables all Members to pursue their careers free from any type of discrimination or harassment.

j.

We will not use inside information for our own account or provide a family member, friend or any other person with a “tip.”  This is illegal.  All non-public information is inside information and must not be used for personal gain or the personal gain of others.

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Any change in or waiver of this Code of Business Ethics and Conduct, and any such changes or waivers of this code for Directors, Officers or other Members must be approved by the Board and such change or waiver will be promptly disclosed.

If you have any questions about this Code of Business Ethics and Conduct or what is expected of our Members, please contact the Chief Financial Officer.

EFFECTIVE DATE

This Code was implemented by the Board on August 23, 2005.

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Nevada Geothermal Power Inc.	Board Policy Manual

Nevada Geothermal Power Inc.

(the “Company”)

CODE OF EMPLOYEE CONDUCT

GENERAL

All directors, officers, employees and consultants (collectively, “Members”) will comply with the Company's Code of Employee Conduct (the “Code”), which reaffirms the Company's high expectations of its Members.  It is recognized that social values, laws and customs may differ in different parts of the world.  Nevertheless it is the Company’s firm belief that the underlying principles and basic rules are relevant and applicable everywhere, and in keeping with the social values, laws and customs of other jurisdictions.

CODE

a.

Drugs and Alcohol

Illegal drugs are not acceptable or permitted in the workplace.  Where prescription drugs which are likely to affect performance or safety are involved, Members must notify their respective managers to ensure that safety and performance is properly managed.

The consumption of alcohol is not acceptable or permitted in the workplace.  Members must not allow alcohol to affect their performance in the workplace.

Additional rules may be applicable to drugs and alcohol on an exploration or mine site.  If Members are on such a site, they must familiarize themselves with any additional rules.

b.

Gifts

Members are not permitted to ask for or accept any gift, loan, unusual or expensive hospitality or other benefit of significant value.  In particular, Members must not seek or accept a significant gift that could cause pressure on their judgment, or could seem to be a conflict of interest, or could damage relationships with others.

Hospitality in the form of entertainment in the interests of normal business practices is normally acceptable.  It is important, however, Members not give any impression that there may be a connection between the hospitality and the business opportunities.

c.

Obligations on leaving the Company

On leaving the Company no matter what the circumstances, each Member must hand over all Company assets and all items containing business information.  Even after leaving the Company, all Members have a continuing obligation to maintain the confidentiality of such information, which includes intellectual property that may have been created while working with the Company.  Certain Members may also be subject to restrictions within specified areas of interest.

d.

External Employment

Members must keep outside activities separate from Company work and not let external employment interfere, in any way, with the terms of their employment with the company.

Members must ensure that outside activity does not involve the use of any of the Company's property, information, money, facilities, time or the services of fellow Members.

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Members must avoid outside activity likely to adversely affect either their work or someone else's, or which could discredit either the Company or themselves, or which could conflict with the Company's interests.

The Company takes its role in the communities in which we operate, and in the general community, seriously.  Members can improve their own standing and the standing of the Company by working in the community.  With prior Company approval, the Company may assist and support a Member if they have a role in the public or community.

The Company should not be used to support a political party, a member of a party, or an independent politician, regardless of location, without the approval of the Board of Directors.  When acting on the Company's behalf, Member’s actions must not be seen, or conduct must not be such that it can be interpreted to be promoting a political party.  This does not include normal hospitality when conducting business.

It is against the Company's policy to take any action against any Member for his or her reporting in good faith any violation of this Code of Employee Conduct or any of the Company's other guidelines, Code of Business Conduct and Ethics or policy statements.

If you have any questions about this Code of Employee Conduct or what is expected of our Members, please contact the Chief Financial Officer.

EFFECTIVE DATE

This Code was implemented by the Board on August 23, 2005.

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Nevada Geothermal Power Inc.	Board Policy Manual

Nevada Geothermal Power Inc.

(the “Company”)

COMMUNICATIONS AND CORPORATE DISCLOSURE POLICY

GENERAL

The Board has adopted a communications and corporate disclosure policy which covers communication with the press, analysts and shareholders; release of corporate information in news releases and other corporate disclosure documents; disclosure of technical information; and maintenance and disclosure of information on the Company's website.  The Company expects strict adherence of its directors, officers and employees with insider trading restrictions, and may requires confidentiality clauses in employment agreements so as to protect the confidentiality of the Company’s information.

The Board has instructed management to annually provide a copy of this policy to each of the Company's directors, officers and employees.  This policy is administered and reviewed annually by the Corporate Governance Committee, along with recommendations for any required changes made to the Board.

If you have any questions regarding the contents of this disclosure policy and how it applies to you or you are unsure whether or not you may trade in a given circumstance, you should contact the Chief Financial Officer or President and Chief Executive Officer for assistance.

OBJECTIVE AND SCOPE

The objective of this disclosure policy is to ensure that communications to the investing public about the Company is:

-  timely, complete, factual and accurate; and

-  broadly disseminated in accordance with all applicable legal and regulatory requirements.

This disclosure policy confirms in writing the Company’s existing disclosure policies and practices.  Its goal is to raise awareness of the Company’s approach to disclosure among the board of directors, senior management, employees and consultants.

This disclosure policy extends to all employees, consultants and the boards of directors of the Company, its subsidiaries and limited partnerships and those individuals authorized to speak on behalf of the Company, its subsidiaries or limited partnerships.  It covers disclosures in documents filed (with the securities regulators) and written statements made in the Company’s annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on the Company’s Website and other electronic communications.  It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

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DISCLOSURE POLICY RESPONSIBILITY

The Corporate Governance Committee is responsible for overseeing the Company’s disclosure practices (the “Committee”).  The Committee will set standards for a preliminary assessment of materiality and will determine when developments justify public disclosure.  The Committee will meet as conditions require and minutes of the Committee’s meetings will be maintained and available to the Company’s Board of Directors.  It is essential that the Committee be kept fully apprised of all pending material developments relating to the Corporation in order to evaluate and discuss those events and to determine the appropriateness and timing for public release of information.  If it is deemed that the information should remain confidential, the Committee will determine how that inside information will be controlled and whether any regulatory filings on a confidential basis need to be made.

The Committee will review and update, if necessary, this disclosure policy on an annual basis or as needed to ensure compliance with changing regulatory requirements.  The Committee will report to the board of directors as requested.

DISCLOSURE OF MATERIAL INFORMATION

Material information is information relating to the business, operations or securities of the Corporation that would reasonably be expected to significantly affect the value or the market price of the issuer or a security of the issuer.1

Securities legislation requires that all material information must be disclosed to the public by way of a news release as soon as practicable.2  In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, the Corporation will adhere to the following basic disclosure principles:

1.

Material information will be publicly disclosed immediately via a news release. Examples of potentially material information include, but is not limited to, the following:

Changes in Corporate Structure

-

changes in share ownership that may affect control of the company

-

major reorganizations, amalgamations, or mergers

-

take-over bids, issuer bids, or insider bids

Changes in Capital Structure

-

The public or private sale of additional securities

-

planned repurchases or redemptions of securities

-

planned splits of common shares or offerings of warrants or rights to buy shares

-

any share consolidation, share exchange, or stock dividend

1 This definition is contained in the Securities Act (British Columbia), S.B.C. 2004, Chapter 43, yet to be proclaimed into force.  The securities legislation of other provinces are similar but also specifically include a decision to implement a change made by the board of director or senior management of the Issuer who believe that confirmation by the board of directors is probable.

2 Sections 22 and 23 of Securities Act (British Columbia), S.B.C. 2004, Chapter 43

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-

changes in a company’s dividend payments or policies

-

the possible initiation of a proxy fight

-

material modifications to rights of security holders

Changes in Financial Results

Changes in Business and Operations

-

any development that affects the company’s resources, technology, products or markets

-

a significant change in capital investment plans or corporate objectives

-

major labour disputes or disputes with a major contractors or suppliers

-

significant new contracts, products, patents, or services or significant losses of contracts or business

-

significant discoveries by resource companies

-

changes to the board of directors or executive management, including the departure of the company’s President and CEO, CFO, or Chief Operating Officer (or persons in equivalent positions)

-

 the commencement of, or developments in, material legal proceedings or regulatory matters

-

waivers of corporate ethics and conduct rules for officers, directors, and other key employees

-

any notice that reliance on a prior audit is no longer permissible

-

de-listing of the company’s securities or their movement from one quotation system or exchange to another

-

a significant increase or decrease in near-term earnings prospects

-

unexpected changes in the financial results for any periods

-

shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

-

changes in the value or composition of the company’s assets

-

any material change in the company’s accounting policy

-

significant acquisitions or dispositions of assets, property or joint venture interests

-

acquisitions of other companies, including a take-over bid for, or merger with, another company

-

the borrowing or lending of a significant amount of money

-

any mortgaging or encumbering of the company’s assets

-

defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

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-

changes in rating agency decisions

-

significant new credit arrangements

Acquisitions and Dispositions

Changes in Credit Arrangement

An immediate statement containing the major points of the material information is the first objective.  Additional details may follow in a further news release.  When several significant actions are resolved or occur at one time, disclosure of all should be released immediately so that the full implications may be assessed by the public.

Certain developments will require disclosure at the proposal stage or before an event actually occurs if the proposal gives rise to material information at that stage.  Announcement of an intention to proceed with a transaction or activity giving rise to material information should be made when a decision has been made to proceed by the board of directors or senior management with the expectation of concurrence from the board of directors.  Updates should be announced on a regular basis unless the original announcement indicated that an update would be disclosed on a specific date.  In addition, prompt disclosure is required of any material change to the proposed transaction or to the previously disclosed information.

While it is the responsibility of the Committee to determine what information is material in the context of the Company’s business, the Company may consult with market surveillance of the stock exchange on which the Company’s shares are traded when in doubt as to whether disclosure should be made.

2.

In certain circumstances, the Committee may determine that such disclosure may be unduly detrimental to the Company (for example if release of the information would prejudice negotiations in a corporate transaction), in which case the information will be immediately brought to the attention of the board of directors and will be kept confidential until the Committee determines it is appropriate to publicly disclose.  (In such circumstances, the Committee will cause a confidential material change report to be filed with the applicable securities regulators, and will periodically (at least every 5 days) review its decision to keep the information confidential (also see “Rumours”)).  The Committee will only withhold material information from public disclosure where there is a reasonable basis to do so and, when the basis for maintaining confidentiality ceases to exist, shall promptly disclose such material information to the public.

At any time when material information is withheld from the public, the Company is under a duty to take precautions to keep such information completely confidential.  Such information should not be disclosed to any officers, consultants, employees or advisors of the Company except in the necessary course of business.  The Company shall also make sure that there is no selective disclosure of confidential information to third parties.  The Company should ensure that when such information is disclosed in the necessary course of business all recipients are aware that it must be kept confidential.  If the material information being treated as confidential becomes disclosed in some manner, the Company shall promptly disclose the material information publicly in the proper manner.

3.

Disclosure must include any information, the omission of which would make the rest of the disclosure misleading (half truths are misleading).

4.

Unfavourable material information must be disclosed as promptly and completely as favourable information.

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The guiding principle must be to communicate clearly and accurately the nature of the information, without including unnecessary details, exaggerated reports or editorial commentary designed to colour the investment community’s perception of the announcement one way or the other.

5.

There must be no selective disclosure.  Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with an investor).  If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person not bound by an express confidentiality obligation, such information must be broadly disclosed immediately via news release.

6.

Disclosure on the Company’s website alone does not constitute adequate disclosure of material information.

7.

Disclosure must be corrected immediately if the Company subsequently learns that earlier disclosure by the Company contained a material error at the time it was given.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed.1  Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.  Therefore, insiders and employees with knowledge of confidential or material information about the Company or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Company or any counter-party until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

Trading blackout periods will apply to those insiders or employees with access to material undisclosed information during periods when financial statements are being prepared but results have not yet been publicly disclosed.

Blackout periods may be prescribed from time to time by the Committee as a result of special circumstances relating to the Company pursuant to which insiders of the Company would be precluded from trading in securities of the Company.  All parties with knowledge of such special circumstances should be covered by the blackout.  Such parties may include external advisors such as legal counsel, investment bankers and counter-parties in negotiations of material potential transactions.

MAINTAINING CONFIDENTIALITY

Any insider or employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business.  Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts.  All confidential information being transmitted over the Internet must be secured by the strongest encryption methods available.  Where possible, employees or insiders should avoid using e-mail to transmit confidential information.

Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business.  Such outside parties will confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

1 Section 30, Securities Act (British Columbia), S.B.C. 2004, Chapter 43

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In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

1.

Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary.

2.

Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

3.

Confidential matters should not be discussed on wireless telephones or other wireless devices.

4.

Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them.

5.

Employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

6.

Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

7.

Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded.  Extra copies of confidential documents should be shredded or otherwise destroyed.

8.

Access to confidential electronic data should be restricted through the use of passwords.

DESIGNATED SPOKESPERSONS

The Company designates a limited number of spokespersons responsible for communication with the investment community, regulators or the media.  The President and CEO, the CFO and, Investor Communications shall be the official spokespersons for the Company.  Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as backups or to respond to specific inquiries.

Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others, unless specifically asked to do so by an authorized spokesperson.  All such inquiries shall be referred to the President and CEO or Investor Communications.

NEWS RELEASES

Once the Committee determines that a development is material, it will authorize the issuance of a news release, unless the Committee determines that such developments must remain confidential for the time being, in which case appropriate confidential filings will be made and control of that inside information is instituted.  Should a material statement inadvertently be made in a selective forum, the Company will immediately issue a news release in order to fully disclose that information.

If the stock exchange(s) upon which shares of the Company are listed is open for trading at the time of a proposed announcement, prior notice of a news release announcing material information must be provided to the market surveillance department to enable a trading halt, if deemed necessary by the stock exchange(s).  If a news release announcing material information is issued outside of trading hours, market surveillance must be notified before the market opens.

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Annual and interim financial results will be publicly released as soon as practicable following board approval or review. News releases will be disseminated through an approved news wire service that provides simultaneous national and/or international distribution.  News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major business wires, national financial media and, at the option of the Company, the local media in areas where the Company has its headquarters or operations.

News releases will be posted on the Company’s website immediately after release over the news wire.  The news release page of the website shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent news releases.

Where technical information (such as exploration results) is being disseminated through a news release, the news release will be reviewed by an appropriate expert to ensure the news release contains accurate information and does not omit any material information.  Technical information will be disseminated by the Company in accordance with securities regulations including National Instrument 43-101 Standards for Disclosure of Mineral Projects.

CONFERENCE CALLS

Conference calls may be held for quarterly earnings and major corporate developments, whereby discussion of key aspects is accessible simultaneously to all interested parties, some as participants by telephone and others in a listen-only mode by telephone or via a web-cast over the internet.  The call will be preceded by a news release containing all relevant material information.  At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties.

The Company will provide advance notice of the conference call and web-cast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and web-cast.  In addition, the Company may send invitations to analysts, institutional investors, the media and others invited to participate.  Any non-material supplemental information provided to participants will also be posted to the Website for others to view.  A tape recording of the conference call and/or an archived audio web-cast on the Internet will be made available following the call for a minimum of 30 days, for anyone interested in listening to a replay.

The Committee will hold a debriefing meeting immediately after the conference call and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose such information broadly via news release.

RUMOURS

The Company generally does not comment, affirmatively or negatively, on rumours.  This also applies to rumours on the internet.  The Company’s spokespersons will respond consistently to those rumours, saying, “It is our policy not to comment on market rumours or speculation.”  Should the stock exchange request that the Company make a definitive statement in response to a market rumour that is causing significant volatility in the stock, the Committee will consider the matter and decide whether to make a policy exception.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information.  If the Company intends to announce material information at an analyst or shareholder meeting or a press conference or conference call, the announcement must be preceded by a news release.

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The Company recognizes that meetings with analysts and significant investors are an important element of the Company’s investor relations program.  The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this disclosure policy.

The Company will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information.  The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components.

The Company may maintain a “frequently asked questions” section on its website and will provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors.

Spokespersons will keep notes of telephone conversations with analysts and investors and where practicable more than one Company representative will be present at all individual and group meetings.  A debriefing will be held after such meetings and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately take steps to ensure that a full public announcement is made.  Such steps will include contacting the market surveillance of the stock exchange on which the Company’s shares are traded and requesting that trading be halted pending the issuance of a news release and pending such issuance of the news release notifying all parties who have knowledge of the information that such information is material and that it has not been generally disclosed.

REVIEWING ANALYST DRAFT REPORTS AND MODELS

It is the Company’s policy to review, upon request, analysts’ draft research reports or models.  The Company will review the report or model for the purpose of pointing out errors in fact based on publicly disclosed information.  It is the Company’s policy, when an analyst inquires with respect to his/her estimates, to question an analyst’s assumptions if the estimate is significantly outside of the range of “Street” estimates and/or the Company’s published earnings guidance.  The Company will limit its comments in responding to such inquiries to non-material information.  The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with the analyst’s model and earning estimates.

In order to avoid appearing to “endorse” an analyst’s report or model, the Company will provide its comments orally or will attach a disclaimer to written comments to indicate the report was reviewed only for factual accuracy.

DISTRIBUTING ANALYST REPORTS

Analyst reports are proprietary products of the analyst’s firm.  Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report.  For these reasons, the Company will not provide analyst reports through any means to persons outside of the Company including posting such information on its website.  The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on the Corporation.  If provided, such list will not include links to the analysts’ or any other third party Website or publications.

FORWARD-LOOKING INFORMATION

Generally, the Company should not disclose forward looking information (“FLI”) unless required by law to do so, or unless the Company believes such disclosure will enhance a reasonable investor’s investment decision, whether positively or negatively.

Should the Company determine it has a reasonable basis and elects to disclose forward-looking information in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

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1.

FLI, if deemed material, will be broadly disseminated via news release, in accordance with this disclosure policy.

2.

The FLI will be clearly identified as forward looking.

3.

The Company will identify all material assumptions and factors used in the preparation of the FLI.

4.

The FLI will be accompanied by a reasonable, meaningful cautionary statement that identifies, in very specific terms, the risks, uncertainties and material factors that may cause the actual results to differ materially from those projected in the statement.

5.

The FLI will be accompanied by a statement that disclaims the Company’s intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise.  Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Company may choose to issue a news release explaining the reasons for the difference.  In this case, the Company will update its guidance on the anticipated impact on revenue and earnings (or other key metrics).

6.

Any oral FLI (such as those made in conference calls, analyst interviews or “road shows”) must be accompanied by a statement:

(a)

that the statement is “forward-looking;”

(b)

that actual results may differ materially from those projected in the forward looking statement; and

(c)

that additional information concerning factors that could cause actual results to differ from those projected is contained in an identified, readily available written document (such as one of the Company’s SEC periodic reports).

If the Company has issued a forecast or projection in connection with an offering document covered by National Policy 48, the Company will update that forecast or projection periodically, as required by National Policy 48.

MANAGING EXPECTATIONS

The Company will try to ensure, through its regular public dissemination of quantitative and qualitative information that analysts’ estimates are in line with the Company’s own expectations.  The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with analysts’ models and earnings estimates.

If the Company has determined that it will be reporting results materially below or above publicly held expectations, it will disclose this information in a news release in order to enable discussion ‘without risk of selective disclosure’.

QUIET PERIODS

In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quarterly quiet period, during which the Company will not initiate or participate in any meetings or telephone contacts with analysts and investors and no earnings guidance will be provided to anyone, other than responding to unsolicited inquiries concerning factual matters.  The quiet period commences on the first day of the month following the end of a quarter and ends with the issuance of a news release disclosing quarterly results.

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DISCLOSURE RECORD

Investor Communications will maintain a five year file containing all public information about the Company, including continuous disclosure documents, news releases, analysts’ reports, transcripts or tape recordings of conference calls, debriefing notes, notes from meetings and telephone conversations with analysts and investors, and newspaper articles.

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS (INCLUDING THE COMPANY’S WEBSITE)

This disclosure policy also applies to electronic communications.  Accordingly, officers and personnel responsible for written and oral public disclosures shall also be responsible for electronic communications.  Investor Communications is responsible for updating the investor relations section of the Corporation’s website and is responsible for monitoring all Company information placed on the website to ensure it is accurate, complete, up-to-date and in compliance with relevant securities laws.

Investor relations material shall be contained within a separate section of the Company’s website and shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures.  All data posted to the website, including text and audiovisual material, shall show the date such material was issued.  Any material changes in information must be updated immediately.  Investor Communications will maintain a log indicating the date that material information is posted and/or removed from the investor relations website.  The minimum retention period for material corporate information on the website shall be two years.

Disclosure on the Company’s website alone does not constitute adequate disclosure of information that is considered material non-public information.  Any disclosures of material information on its website will be preceded by the issuance of a news release.

Investor Communications shall also be responsible for responses to electronic inquiries.  Only public information or information which could otherwise be disclosed in accordance with this disclosure policy shall be utilized in responding to electronic inquires.

In order to ensure that no material undisclosed information is inadvertently disclosed, employees and insiders are prohibited from participating in Internet chat rooms or newsgroup discussions on matters pertaining to the Company’s activities or its securities.  Insiders or employees who encounter a discussion pertaining to the Company should advise the President and CEO immediately, so the discussion may be monitored.

LIABILITY TO INVESTORS IN THE SECONDARY MARKET

Legislation gives investors in the secondary market the right to sue any public company and key related people for making public misrepresentations about the company or for failing to make timely disclosure as required by law.

The Legislation provides secondary market investors with limited right of action against an issuer of securities, its directors, responsible senior officers, “influential persons” (i.e., large shareholders with influence over disclosure), auditors and other responsible experts.  Secondary market investors have the right to seek limited compensation for damages suffered at a time when the issuer had made, and not corrected, public disclosure (either written or oral) that contained an untrue statement of a material fact or failed to make required material disclosure.

Investors have the right to sue whether or not they actually relied on the misrepresentation or failure to make timely disclosure.

The issuer and other possible defendants have varying defences based on the responsibility for the disclosure.  For some types of disclosure, a person has a defence if that person conducted due diligence.

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For other types of disclosure, the person is not liable unless the plaintiff proves that the person knew about the misrepresentation, deliberately avoided acquiring knowledge or was guilty of gross misconduct in making the misrepresentation.

In order to limit potential exposure, the Committee will conduct or cause to be conducted a reasonable investigation of the disclosure to be released such that the Committee would be satisfied that there would be no reasonable grounds to believe that the document or oral statement contains any misrepresentation.  Similarly the Committee will conduct or cause to be conducted a reasonable investigation to ensure that there would be no reasonable grounds to believe that a failure to make timely disclosure would occur.

Strict adherence to the Company’s disclosure policy will minimize exposure to potential liabilities under current legislation.

COMMUNICATION AND ENFORCEMENT

New directors, officers, consultants and employees will be provided with a copy of this disclosure policy and will be directed to review the disclosure policy.  This disclosure policy will be circulated to all employees and insiders of the Corporation on an annual basis and whenever changes are made.

If you have any questions regarding the contents of this disclosure policy and how it applies to you or you are unsure whether or not you may trade in a given circumstance, you should contact the President and CEO, CFO or Investor Communications for assistance.

All employees or insiders who violate this disclosure policy may face disciplinary action up to and including termination of his or her employment or relationship with the Company without notice.  The violation of this disclosure policy may also violate certain securities laws.  If it appears that an employee or insider may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

EFFECTIVE DATE

This Policy was implemented by the Board on August 23, 2005.

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Nevada Geothermal Power Inc.

(the “Company”)

PRIVACY POLICY

1.  COMMITMENT TO PRIVACY

The Company is committed to maintaining the security, the confidentiality and the privacy of all of the personal information in its possession.  This Privacy Policy documents the Company’s on-going commitment to those individuals whose personal information the Company may have, such as directors, officers, employees, consultants, and shareholders.  This Privacy Policy has been developed in compliance with PIPA British Columbia privacy legislation.  This Privacy Policy is based on the Canadian Standards Association (CSA) Model Code, which sets out the ten principles that balance the privacy rights of individuals and the information requirements of private organizations, and PIPA.

2.  SCOPE OF POLICY

In accordance with PIPA, this Privacy Policy addresses personal information about individuals and does not apply to information collected, used or disclosed with respect to corporate or commercial entities.  Corporate and commercial information is, however, protected by other Company policies and practices and through contractual arrangements.

This Privacy Policy does not impose any limits on the collection, the use or the disclosure of your business contact information or any publicly available information recognized under PIPA.

3.  DEFINITIONS

In this Privacy Policy:

“collection” means to gather, to acquire, to obtain or to record personal information from any source, including third parties;

“consent” means the voluntary agreement to the collection, the use and the disclosure of personal information for specified purposes.  Consent may be expressed or implied.  Express consent is given explicitly, either verbally or in writing.  Implied consent exists where consent can be reasonably inferred from the action or inaction of the subject individual, or where legislation or regulation have historically mandated collection;

“disclosure” means making any personal information available to a third party;

“personal information” means information, including opinions and evaluations recorded in any form, about an identifiable individual but does not include their business contact information.  Personal information does not include information concerning corporate or commercial entities.  It also does not include information that cannot be associated with a specific individual;

“PIPA” means the British Columbia Personal Information Protection Act, S.B.C. 2003, c.63;

“third party” means an individual or organization outside of the Company;

“use” means the treatment, the handling and the management of personal information by and within the Company;

“you” and “your” refers to persons whose personal information the Company may have, including directors, officers, employees, consultants and shareholders.

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4.  THE TEN PRINCIPALS FOR PROTECTING PERSONAL INFORMATION

A.  ACCOUNTABILITY

The Company is accountable and responsible for personal information under its control.  The Company has designated the Chief Financial Officer as the person who is accountable for the Company's compliance with this Privacy Policy.

Ultimate accountability for the Company's compliance rests with the Company's Board of Directors who delegates day-to-day accountability to the Chief Financial Officer.  Other individuals within the Company may be accountable for the day-to-day collection and processing of personal information.

The Company will adopt procedures to protect personal information, to receive and respond to complaints and inquiries, to train staff regarding privacy policies and procedures and to communicate policies and procedures to you.

B.  IDENTIFYING PURPOSES

Unless it is obvious, when collecting information, the Company will state the purpose of collection and will provide, on request, contact information for the Chief Financial Officer who can answer questions about the collection.

The Company collects your personal information for the following purposes:

a.

to manage and to develop the Company’s business, including personnel and employment matters;

b.

to establish, maintain and facilitate responsible communication with you; and

c.

to meet legal and regulatory requirements.

The above collection, use and disclosure are a reasonably necessary part of your relationship with the Company.

C.  CONSENT

The Company will obtain your consent to collect, to use or to disclose personal information except where the Company is authorized or required by PIPA or other law to do so without consent.  The Company will make reasonable efforts to ensure that you understand how your personal information will be collected, used and disclosed except where inappropriate.  Your consent may be express or implied, or given through an authorized representative such as a lawyer, agent or broker.  You can withdraw your consent at any time.  In certain circumstances, the Company may collect and use personal information without the knowledge or consent of the individual.  One example of this would be the use of information for acting in an emergency that threatens an individual's life, health or personal security.

D.  LIMITS ON COLLECTION OF PERSONAL INFORMATION

The Company will only collect personal information for the purposes identified.  The Company will use methods that are both fair and lawful and will not collect information indiscriminately.  The Company may also collect information as authorized by PIPA or other laws.

E.  LIMITS FOR USING, DISCLOSING AND RETAINING PERSONAL INFORMATION

The Company will not use or disclose personal information for purposes other than those for which it was collected, except with the consent of the individual or as required or authorized by law.  The Company will not sell employee or shareholder lists, or personal information, to third parties.

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The Company will retain personal information only as long as is necessary or expected to be necessary for the identified purposes, or as required by legislation.

F.  ACCURACY

The Company endeavors to ensure that any personal information in its possession is as accurate, complete and current as is necessary for the intended purpose.  In most cases, the Company will rely on you to ensure that certain information, such as your street address, e-mail address or telephone number, is current, complete and accurate.  The Company will not routinely update information unless it is necessary to fulfill the purposes for which it was collected.

G.  SAFEGUARDING PERSONAL INFORMATION

The Company is committed to the safekeeping of your personal information in order to prevent its loss, theft, unauthorized access, collection, use, disclosure, duplication, or modification.

Confidentiality and security are not assured when information is transmitted through e-mail or other wireless communication, and therefore if you choose to communicate with the Company in this manner, it is at your own risk.  The Company will not be responsible for any loss or damage suffered as a result of a breach of security or confidentiality when you transmit information to the Company by e-mail or other wireless communication or when the Company transmits such information by such means.

H.  OPENNESS

The Company is open about the policies and practices it uses to protect your personal information.  Disclosure of our policies and procedures will be made available in writing and electronically upon request.  However, to ensure the integrity of our security procedures and business methods, the Company may refuse to publicly disclose certain aspects of our information management procedures.

I.  PROVIDING INDIVIDUAL ACCESS

You have a reasonable right to access and to review your personal information held by the Company.  Upon written request and proof of your identity, the Company will, within a reasonable time period, inform you of the existence, use, and disclosure of your personal information and you shall be given access to that information.  The Company may ask you to be specific about the information you would like to access.

The Company may charge a reasonable fee for providing personal information in response to a PIPA access request and will provide an estimate of any such fee upon receiving a written access to personal information request.  The Company may require a deposit for all or part of the fee.  The Company will make the personal information available within 30 days or provide written notice where additional time is required to fulfill the request.  Where an access request is refused in whole or in part, the Company will notify you in writing, giving the reason for refusal and outlining further steps that are available to you.

J.  CHALLENGING COMPLIANCE

Any complaints, concerns or questions regarding this Privacy Policy must be directed in writing to the Chief Financial Officer.  If the Chief Financial Officer is unable to address your concern, the issue can be referred to the office of the President of the Company.  At any point in this process you may write to the Office of the Information and Privacy Commissioner for British Columbia:

Contact Information:

Chief Financial Officer

Suite 900, 409 Granville Street,

Vancouver, B.C.

V6C 1T2

604 – 688 – 1553

5.  EFFECTIVE DATE

This Policy was implemented by the Board on August 23, 2005.

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Nevada Geothermal Power Inc.

(the “Company”)
WHISTLEBLOWER POLICY
Procedures For The Submission Of Complaints Or Concerns
Regarding Accounting, Internal Accounting Controls, Or Auditing Matters

GENERAL

As a public company, the integrity of the financial and other information of the Company is vital.  The Company’s financial and other information guides the decisions of the Board of Directors of the Company (the Board), and is relied upon by our shareholders, other stakeholders and the financial markets.  For these reasons, the Company must maintain a workplace where the Company can receive, retain and address all reports and complaints received by the company.  In accordance with Canadian securities regulatory requirements, the Audit Committee (the “Committee”) has established the following procedures for:

a.

complaints or concerns regarding accounting, internal accounting controls, or auditing matters, and the confidential submission by employees and consultants of the Company of concerns regarding questionable accounting or auditing matters (collectively “Accounting/Audit Matters”); and

b.

complaints or concerns regarding the potential violation of any law relating to fraud against shareholders, including without limitation the reporting of fraudulent, financial or other information to our shareholders, the government or the financial markets (a “Potential Violation”).

The purpose of this Whistleblower policy is to provide the Company’s employees and consultants with a mechanism by which they can raise these concerns free of any discrimination, any retaliation or any harassment.

SUBMISSION OF COMPLAINTS

Any person, including employees, may submit a concern or complaint regarding Accounting/Audit Matters to the management of the Company without fear of dismissal or retaliation of any kind.  The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee (or take equivalent action against any consultant) in the terms and conditions of employment based upon any lawful actions of an Employee with respect to good faith reporting of concerns or complaints regarding Accounting/Audit Matters.

Any person, including Employees, may forward concerns or complaints regarding Accounting/Audit Matters on a confidential or anonymous basis as follows:

In Writing - the person submitting a complaint or a concern should include a telephone number in the submission at which he or she may be contacted if the person requests contact or if the Audit Committee determines that contact is appropriate.  Where the person submitting a concern or complaint wishes to remain anonymous, then a telephone number is not required.  However, it may be difficult to adequately investigate the concern or complaint if additional information is required.

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SCOPE OF MATTERS COVERED BY THESE PROCEDURES

These procedures relate to concerns or complaints relating to any questionable Accounting/Audit Matters including, without limitation, the following:

a.

fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

b.

fraud or deliberate error in the recording and maintaining of financial records of the Company;

c.

deficiencies in or noncompliance with the Company's internal controls over financial reporting;

d.

misrepresentation or false statement to or by a senior officer, accountant or external auditor regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

e.

deviation from full and fair reporting of the Company's financial condition.

TREATMENT OF COMPLAINTS

Upon receipt of a concern or complaint, the Chair of the Audit Committee will:

a.

determine whether the concern or complaint actually pertains to Accounting/Audit Matters; and

b.

when and /or where possible, acknowledge receipt of the concern or complaint to the submitter.

Concerns or complaints relating to Accounting/Audit Matters will be reviewed under the Audit Committee’s direction and will be investigated by such persons as the Audit Committee determines to be appropriate.  Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct a thorough review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgement of the Audit Committee.  When possible and when determined appropriate by the Audit Committee, notice of any corrective action taken will be given to the person who submitted the concern or complaint.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

The Chair of the Audit Committee will maintain a log of all concerns or complaints, tracking their receipt and disposition and shall prepare a periodic summary report thereof for the Audit Committee.

EFFECTIVE DATE

This Policy was implemented by the Board on August 23, 2005.

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